EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements ((i) Form S-2 No. 333-69858; (ii) Forms S-3 No. 33-57119, No. 333-64381, No. 333-84774 and No. 333-115083; (iii) Form S-4 No. 333-19113 and (iv) Forms S-8 No. 2-93146, No. 333-61765, No. 333-61767 and No. 33-41408) of Urstadt Biddle Properties Inc. and in the related Prospectus of our report dated January 12, 2006, with respect to the consolidated balance sheet of Urstadt Biddle Properties Inc. at October 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the two years in the period ended October 31, 2005, included in this Annual Report (Form 10-K) for the year ended October 31, 2006.

New York, New York	/s/ Ernst & Young LLP
January 11, 2007